Exhibit (a)(1)(A)

ANSWERTHINK, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON JULY 14, 2003, UNLESS THE OFFER IS EXTENDED

Answerthink, Inc. (“Answerthink,” “we,” “our,” or “us”) is offering Eligible Employees (as defined below) the opportunity to receive restricted stock units (the “Restricted Stock Units”), which will represent the right to receive shares of our common stock upon vesting, in exchange for options to purchase shares of our common stock having an exercise price of $2.80 or more (the “Eligible Options”) granted under the Answerthink, Inc. 1998 Stock Option and Incentive Plan (the “Plan”).

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and the related Letter of Transmittal (together, as amended or supplemented from time to time, the “Offer”). You are eligible to participate in the Offer (“Eligible Employees”) if you (i) hold Eligible Options, (ii) were hired by us on or before July 4, 2002, (iii) are an active employee of, or on an approved leave of absence from, Answerthink or one of its subsidiaries on both the date hereof and the Expiration Date (as defined below), and (iv) are a senior director, a managing director or an executive officer of Answerthink.

IF YOU DECIDE TO ACCEPT THIS OFFER WITH RESPECT TO ANY ELIGIBLE OPTIONS, YOU MUST TENDER ALL OF YOUR ELIGIBLE OPTIONS.

You may tender your Eligible Options at any time prior to 11:59 p.m., Eastern Time, on Tuesday, July 14, 2003 (such date, or such later date to which we extend the Offer as described herein, the “Expiration Date”), by following the procedures listed in
Section 3.

Each Restricted Stock Unit, as described further in this Offer to Exchange, represents the right to receive a share of our common stock if certain conditions are met. Restricted Stock Units are subject to forfeiture and other restrictions until they vest, at which time the related shares of common stock will be distributed to you without restrictions. The Restricted Stock Units will be subject to the terms of a Restricted Stock Unit Agreement between each tendering option holder and Answerthink. You will receive one Restricted Stock Unit for each Eligible Option you tender pursuant to this Offer.

So long as you remain employed with Answerthink or its subsidiaries, the Restricted Stock Units will vest in three installments over a four-year period with fifty percent (50%) vesting on or about July 14, 2005, twenty-five percent (25%) vesting on or about July 14, 2006, and twenty-five percent (25%) vesting on or about July 14, 2007. Even if your options are currently vested, the Restricted Stock Units you receive will be subject to this vesting schedule. The Restricted Stock Units may vest early upon the occurrence of certain events described in Section 8. YOU WILL NOT BE GIVEN CREDIT FOR VESTING AS A RESULT OF SERVICE WITH ANSWERTHINK PRIOR TO THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED. IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS, YOU WILL FORFEIT ALL OF THE RESTRICTED STOCK UNITS THAT HAVE NOT YET VESTED. IF YOU TAKE ACTION IN COMPETITION WITH ANSWERTHINK WHILE EMPLOYED OR WITHIN SIX MONTHS AFTER TERMINATION OF YOUR EMPLOYMENT, YOU SHALL BE REQUIRED TO FORFEIT TO ANSWERTHINK A NUMBER OF SHARES OF COMMON STOCK EQUAL TO THE NUMBER OF SHARES IN WHICH YOU VESTED DURING THE SIX-MONTH PERIOD PRECEDING YOUR TERMINATION OF SERVICE, OR IF ANY OR ALL OF SUCH SHARES HAVE BEEN SOLD, YOU MUST PAY TO THE COMPANY AN AMOUNT EQUAL TO THE

AGGREGATE VALUE THAT YOU REALIZED ON THE SALE OF SUCH SHARES. See Section 8. As further described in this Offer to Exchange, when your Restricted Stock Units vest, we expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation.

Any options you hold other than Eligible Options will remain outstanding whether or not you participate in the Offer. If you choose not to participate in the Offer, all of your Eligible Options will remain outstanding on their current terms and conditions.

If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive any Restricted Stock Units. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options will remain outstanding on their existing terms and conditions, including the applicable termination provisions contained in the existing stock option agreements between you and us.

Although our Board of Directors (the “Board”) has authorized this Offer, none of Answerthink, the Board or the Compensation Committee of the Board (the “Compensation Committee”) makes any recommendation as to whether you should tender your options for exchange. The Board recognizes that the decision to tender is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “ANSR.” On June 10, 2003, the closing price of our common stock on the Nasdaq was $2.46 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options for exchange.

IMPORTANT INFORMATION

If you wish to tender your Eligible Options for exchange, you must complete and sign the Letter of Transmittal and the Restricted Stock Unit Agreement in accordance with the instructions for each and mail or otherwise deliver them to Answerthink, Inc., Human Resources, Attn: Diane Tuccito, 817 W. Peachtree St., Suite 800, Atlanta, GA 30308 (telephone: (404) 682-2444). We recommend that if you choose to mail your Letter of Transmittal and Restricted Stock Agreement, you send them by certified or registered mail with return receipt requested. Interoffice mail is not recommended since it cannot be tracked. Facsimiles will not be accepted. Please keep a copy of all documents. You assume the risk of, and will be responsible for, any lost or delayed mail, whether interoffice or otherwise.

This offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this offer to option holders in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU

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MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

THE DATE OF THIS OFFER TO EXCHANGE IS JUNE 11, 2003.

A “SUMMARY TERM SHEET” DESCRIBING THE PRINCIPAL TERMS OF THE OFFER FOLLOWS THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE OFFER TO EXCHANGE, THE RELATED LETTER OF TRANSMITTAL AND THE RESTRICTED STOCK UNIT AGREEMENT CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Letter of Transmittal and the Restricted Stock Unit Agreement because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1:    What Options Are Eligible for Exchange?

We are offering Eligible Employees the opportunity to receive Restricted Stock Units in exchange for all Eligible Options granted under the Plan. Eligible Options are defined as options to purchase shares of Answerthink’s common stock having an exercise price of $2.80 or more. All Eligible Options were granted under the Answerthink, Inc. 1998 Stock Option and Incentive Plan.

Your outstanding grants of options under the Plans are set forth on Schedule B to this offer to exchange.

Q2:    Who May Participate in the Offer?

You are eligible to participate in the Offer if you (i) hold Eligible Options, (ii) were hired by us on or before July 4, 2002, (iii) are an active employee of, or on an approved leave of absence from, Answerthink or one of its subsidiaries on both the date hereof and the Expiration Date and (iv) are a senior director, a managing director or an executive officer of Answerthink.

Q3:    Why Is Answerthink Making the Offer?

We are making this Offer to compensate Eligible Employees for their services and to enhance the retentive and incentive impact of outstanding equity compensation awards. Many of our Eligible Employees have current outstanding options with strike prices that are significantly higher than the current market price of our common stock. We believe in giving our employees long-term performance incentives. These options may not be providing such an incentive at this time.

Q4:    Does Answerthink Plan to Grant New Stock Options During the Offer Period?

No. Because of the required accounting treatment, participants in this Offer whose tendered options are accepted by us for cancellation will not receive any other stock option grants during the six-month period following the Cancellation Date.

Q5:    How Many Restricted Stock Units Will I Receive in Exchange for Eligible Options That I Tender?

You will receive one Restricted Stock Unit for each Eligible Option that you tender pursuant to this Offer.

You will not be required to pay cash for the Restricted Stock Units you receive or the shares of common stock you receive upon the vesting of the Restricted Stock Units. However, when your Restricted Stock Units vest, we expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation. See Section 13.

Q6:    What Are Restricted Stock Units?

The Restricted Stock Units represent the right to receive shares of our common stock upon vesting. The Restricted Stock Units are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related distribution of shares. You are not a shareholder as a result of holding Restricted Stock Units, and Restricted Stock Units do not entitle you to vote or receive notices of meeting, and other materials provided to Answerthink stockholders until the Restricted Stock Units vest, at which time the related shares will be distributed to you. The Restricted Stock Units will be granted under the Plan and will be subject to the terms of the Restricted Stock Unit Agreement entered into by you and us. See Section 8. After Restricted Stock Units have vested, and the related shares are distributed to you, you will have stockholder rights (such as voting and dividend rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws. See Section 8.

Q7:    When May I Tender My Options in Exchange for Restricted Stock Units?

You may tender options at any time prior to 11:59 p.m., Eastern Time, on Monday, July 14, 2003, or any later expiration date to which we extend the Offer.

Q8:    How Do I Tender My Options?

If you decide to tender your options, your properly completed and duly executed Letter of Transmittal and Restricted Stock Unit Agreement must be received by us prior to 11:59 p.m., Eastern Time, on July 14, 2003, at Answerthink, Inc., Human Resources, Attn: Diane Tuccito, 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2444).

If we extend the offer beyond that time, we must receive your properly completed and duly executed Letter of Transmittal and Restricted Stock Unit Agreement before the extended expiration of the offer. See Section 3.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we will accept all such properly tendered options promptly after the expiration of the Offer. See Section 3.

We recommend that if you choose to mail your Letter of Transmittal and Restricted Stock Unit Agreement, you send them by certified or registered mail with return receipt requested. Interoffice mail is not recommended since it cannot be tracked. Facsimiles will not be accepted. Please keep a copy of all documents. You assume the risk of, and will be responsible for, any lost or delayed mail, whether interoffice or otherwise.

Q9:    Where do I go to find out the number of options and the strike price of my current outstanding option grants?

This information is set forth on Schedule B to this offer to exchange. Additionally, you can access your stock option information either by phone using the Smith Barney Voice Response Unit, or VRU, or on the Internet by accessing www.benefitaccess.com. If you are using the VRU, you will need your social security number and personal identification number, or PIN, number. The Internet will require entry of your user name and a password.

Q10:     If I Decide to Exchange Eligible Options, Do I Have to Exchange All of My Options or Can I Just Exchange Some of Them?

If you accept this offer with respect to any Eligible Options, you must tender all Eligible Options. See Section 1.

Q11:     Will Answerthink Accept All Options Offered for Exchange?

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to the conditions of the Offer set forth in Section 6, we will accept all options that are properly and timely tendered and not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we will accept all such properly tendered options promptly after the expiration of the Offer. See Section 3.

Q12:     Are There Conditions to the Offer?

The Offer is not conditioned on the tender of a minimum number of options. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer, as described in Section 6.

Q13:     When Will I Receive My Restricted Stock Units and the Related Shares of Common Stock?

If you properly tender Eligible Options and we accept all options tendered, the grant of the Restricted Stock Units will be effective as of the Expiration Date unless we reject all options tendered in accordance with Section 6. Your award of Restricted Stock Units will be evidenced by the Restricted Stock Unit Agreement between you and us. As the Restricted Stock Units vest in accordance with the terms and conditions of the Restricted Stock Unit Agreement, the shares of common stock relating to the vested portion of the Restricted Stock Units will be distributed to you by electronic deposit into a book entry account for you with our transfer agent (less any shares withheld to satisfy your withholding tax obligations).

Q14:     What is the Vesting Schedule for the Restricted Stock Units?

So long as you remain employed with Answerthink or its subsidiaries, the Restricted Stock Units will vest in three installments over a four-year period with fifty percent (50%) vesting on or about July 14, 2005, twenty-five percent (25%) vesting on or about July 14, 2006, and twenty-five percent (25%) vesting on or about July 14, 2007. Even if your options are currently vested, the Restricted Stock Units you receive will be subject to vesting over this four-year period.

For example, assume that you receive 100 Restricted Stock Units in exchange for your Eligible Options. Assuming you are still employed by us on each of the following dates:

•	On or about July 14, 2005, 50 Restricted Stock Units will vest.

•	On or about July 14, 2006, an additional 25 Restricted Stock Units will vest.

•	On or about July 14, 2007, the remaining 25 Restricted Stock Units will vest.

Q15:     What Happens to the Restricted Stock Units if My Employment Terminates?

The terms and conditions of the Restricted Stock Units provide that any unvested portion of the grant will be forfeited upon a termination of employment, other than termination by reason of death or permanent and total disability. All unvested Restricted Stock Units shall fully vest upon the death of the holder and the shares of common stock represented thereby shall be deliverable in accordance with the terms of the Plan. Upon the permanent and total disability of the holder of Restricted Stock Units, such Restricted Stock Units shall continue to vest in accordance with the applicable Restricted Stock Unit Agreement for a period of one year after such termination, subject to earlier forfeiture of such Restricted Stock Unit in accordance with the terms of the applicable Restricted Stock Unit Agreement. See Section 8.

IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS, YOU WILL FORFEIT ALL OF THE RESTRICTED STOCK UNITS THAT HAVE NOT YET VESTED. IF YOU TAKE ACTION IN COMPETITION WITH ANSWERTHINK WHILE EMPLOYED OR WITHIN SIX MONTHS AFTER TERMINATION OF YOUR EMPLOYMENT, YOU SHALL BE REQUIRED TO FORFEIT TO ANSWERTHINK A NUMBER OF SHARES OF COMMON STOCK EQUAL TO THE NUMBER OF SHARES IN WHICH YOU VESTED DURING THE SIX-MONTH PERIOD PRECEDING YOUR TERMINATION OF SERVICE, OR IF ANY OR ALL OF SUCH SHARES HAVE BEEN SOLD, YOU MUST PAY TO THE COMPANY AN AMOUNT EQUAL TO THE AGGREGATE VALUE THAT YOU REALIZED ON THE SALE OF SUCH SHARES. See Section 8.

Q16:     What Will Happen to My Options if I Do Not Tender My Options?

If you choose not to participate in the Offer, you will continue to hold your existing stock options under the terms of each award as it was granted to you. You will not receive the Restricted Stock Units.

Q17:     Do I Have to Return a Letter of Transmittal if I Do Not Want to Exchange My Options?

No.

Q18:     What Happens if I Tender My Options but My Employment is Terminated Before the Expiration Date?

If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive any Restricted Stock Units. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options will remain outstanding on their existing terms and conditions, subject to the applicable termination provisions contained in the existing employment agreement and any other agreement between you and us.

Q19:     Will I Have to Pay Taxes When I Exchange My Options in the Offer?

If you are a U.S. taxpayer or resident, you will incur no immediate tax consequences when you exchange your options. See Section 13. If you are a non-U.S. employee, you may incur immediate tax consequences when you exchange your options as discussed in Section 13. Please see Question 20 for more information about the tax consequences of receiving the vesting of Restricted Stock Units.

Q20:     What Are the Income and Withholding Tax Consequences of the Vesting of Restricted Stock Units?

If you are a U.S. citizen or resident and tender Eligible Options in exchange for Restricted Stock Units, when your Restricted Stock Units vest (and the related shares of common stock are distributed to you), you will recognize ordinary income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the closing price of our common stock on the Nasdaq National Market on the date that the shares are distributed to you or, if no sales are reported on that date, on the next preceding day on which any sale shall have been reported.

The ordinary income resulting from the vesting of the Restricted Stock Units (and the related distribution of shares) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment and/or vesting occurs.

At the time you recognize ordinary income on the vesting of the Restricted Stock Units (and the related distribution of shares), you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation.

WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER. See Section 13.

Q21:     How Will Movements in Answerthink’s Stock Price During the Offer Period Affect the Value of My Options Versus the Restricted Stock Units?

The value of a Restricted Stock Unit changes in direct relationship to changes in the price of Answerthink stock, while your options will have value for you only if the stock price appreciates above the relevant exercise prices after vesting but prior to the relevant expiration date for each option. Also note that you will receive the same number of Restricted Stock Units as the number of Eligible Options you will give up, and you will not be able to sell the Restricted Stock Units until they vest and the related shares of common stock are distributed to you. As of the time of making this offering, the current price of Answerthink stock is lower than the exercise price of all of your Eligible Options.

Q22:     What Happens to the Restricted Stock Units Versus My Existing Stock Options if There is a Change in Control of Answerthink?

Treatment of Restricted Stock Units upon Change in Control. Under the terms of the Plan, if, upon the consummation of a change in control (as defined in the Plan), no provision is made to continue the Plan or assume or replace the outstanding Restricted Stock Units with new Restricted Stock Units of a successor entity, then your Restricted Stock Units shall be deemed to have vested and all restrictions and conditions applicable to such shares of Restricted Stock Units shall be deemed to have lapsed. However, some Eligible Employees may have terms relating to a change in control in Answerthink under their individual employment agreements or any other agreements between them and us that differ from the terms under the Plan described in the preceding sentence. If the terms relating to a change in control in Answerthink under your individual employment agreement or any other agreements between you and us differ from the terms relating to a change in control under the Plan, the terms relating to a change in control of Answerthink under your individual employment agreement or other agreement between you and us shall apply to your Restricted Stock Units. Please review your existing agreements carefully.

Treatment of Stock Options upon Change in Control. Under the terms of the Plan, if no provision is made to continue the Plan or assume or replace the outstanding options with new options of a successor entity, then, fifteen days prior to the scheduled consummation of a change in control, all stock options outstanding shall become immediately exercisable and shall remain exercisable for a period of fifteen days. If the terms relating to a change in control in Answerthink under your individual agreement or any other agreements between you and us differ from the terms relating to a change in control under the Plan, the terms relating to a change in control of Answerthink under your individual employment agreement or any other agreements between you and us shall apply to your Restricted Stock Units. Please review your existing agreements carefully.

Q23:     When Does the Offer Expire?

The Offer expires on July 14, 2003, at 11:59 p.m., Eastern Time, unless we extend it. We may, in our discretion, extend the Offer at any time. If we extend the Offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Time, on July 14, 2003. See Section 14.

Q24:     May I Withdraw Options I Have Previously Tendered?

You may withdraw your previous tender of Eligible Options at any time before the Expiration Date (or if we extend the Offer, at any time before the extended expiration of the Offer) by delivering to us a Notice of Withdrawal using the same method you originally used to tender your options. If you submit a Notice of Withdrawal, you may still re-tender your options after withdrawing by delivering to us a new Letter of Transmittal and Restricted Stock Unit Agreement before the Expiration Date, in accordance with the instructions in the Letter of Transmittal, again using the same method you originally used to tender your options. See Section 4.

Q25:     What Does the Board of Directors Think of This Offer?

Although the Board has authorized this Offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Board nor the Committee is making a recommendation to employees as to whether or not to accept this Offer.

Q26:     Who Can I Talk to if I Have Questions About the Offer?

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US. See Section 16.

If you have questions about which of your stock options are eligible for the Offer, please contact:

Answerthink, Inc.

Human Resources

Attn: Diane Tuccito

817 W. Peachtree Street, Suite 800

Atlanta, GA 30308

(telephone: (404) 682-2444)

THE OFFER

1.     Number of Restricted Stock Units; Expiration Date.

Answerthink is offering Eligible Employees the opportunity to receive Restricted Stock Units, which will represent the right to receive shares of our common stock upon vesting, in exchange for options to purchase shares of our common stock that have an exercise price of $2.80 or more granted under the Plan and referred to herein as the Eligible Options.

You are eligible to participate in the Offer if you (i) hold Eligible Options, (ii) were hired by us on or before July 4, 2002, (iii) are an active employee of, or on an approved leave of absence from, Answerthink or one of its subsidiaries on both the date hereof and the Expiration Date, and (iv) are a senior director, a managing director or an executive officer of Answerthink.

If you decide to participate in this Offer, you must tender ALL of your Eligible Options.

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange, the related Letter of Transmittal and the Restricted Stock Unit Agreement. We will not accept options for exchange unless the Letter of Transmittal and the Restricted Stock Unit Agreement are properly returned in accordance with the instructions set forth in Section 3 before the Offer expires on the Expiration Date.

The Restricted Stock Units, described further in this Offer to Exchange, represent the right to receive shares of our common stock upon vesting and are subject to forfeiture and other restrictions until they vest. The Restricted Stock Units will be subject to the terms of a Restricted Stock Unit Agreement between each tendering option holder and us. You will receive one Restricted Stock Unit for each Eligible Option that you tender pursuant to this Offer.

You will not be required to pay cash for the Restricted Stock Units or the shares of common stock you receive as a result of the vesting of the Restricted Stock Units. However, as further discussed in Section 13, there are tax consequences upon the vesting of the Restricted Stock Units that may require you to satisfy your withholding tax obligations.

You may tender options at any time prior to the Expiration Date (or any later expiration date if we extend the Offer) by completing and delivering to us the Letter of Transmittal and the Restricted Stock Unit Agreement in accordance with the instructions in Section 3. See Section 14 for a description of our rights to extend, terminate and amend the Offer and Section 6 for a description of our rights to accept or reject all options that are properly tendered.

2.     Purpose of the Offer.

We are making this Offer to compensate Eligible Employees for their services and to enhance the retentive and incentive impact of outstanding equity compensation awards. Many of our Eligible Employees have current outstanding options with strike prices that are significantly higher than the current market price of our common stock. We believe in giving our employees long-term performance incentives. These options may not be providing such an incentive at this time.

We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, strategic partnerships, acquisitions and mergers. Subject to the foregoing and except as otherwise disclosed in our filings with the Securities and Exchange Commission (the “SEC”) or in this offer to exchange, as of the date of this filing we presently have no definitive agreements or arrangements that have not been publicly disclosed that relate to or would result in:

(a)     an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)     any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)     any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)     any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)     any other material change in our corporate structure or business;

(f)     our common stock being de-listed from a national securities exchange;

(g)     our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

(h)     the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)     the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j)     any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Nothing contained herein shall restrict our ability to do any of the foregoing.

ALTHOUGH OUR BOARD HAS AUTHORIZED THIS OFFER, IT RECOGNIZES THAT THE DECISION TO ACCEPT IS AN INDIVIDUAL ONE THAT SHOULD BE BASED ON A VARIETY OF FACTORS. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR PERSONAL ADVISORS IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION. NEITHER THE BOARD NOR THE COMPENSATION COMMITTEE IS MAKING A RECOMMENDATION TO EMPLOYEES AS TO WHETHER OR NOT TO ACCEPT THIS OFFER.

Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.     Procedures; Acceptance of Options.

Proper Tender of Options.    If you decide to tender your options, your properly completed and duly executed Letter of Transmittal and Restricted Stock Unit Agreement must be received by us prior to

11:59 p.m., Eastern Time, on July 14, 2003, at Answerthink, Inc., Human Resources, Attn: Diane Tuccito, 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2263).

If we extend the offer beyond that time, we must receive your properly completed and duly executed Letter of Transmittal and Restricted Stock Unit Agreement before the extended expiration of the offer.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Facsimiles will not be accepted. Subject to our rights to extend, terminate and amend the Offer, we will accept all such properly tendered options promptly after the expiration of the Offer.

We recommend that if you choose to mail your Letter of Transmittal and Restricted Stock Unit Agreement, you send them by certified or registered mail with return receipt requested. Interoffice mail is not recommended since it cannot be tracked. Please keep a copy of all documents. You assume the risk of, and will be responsible for, any lost or delayed mail, whether interoffice or otherwise.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.     We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal, Notices of Withdrawal, and Restricted Stock Unit Agreements. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal, Notice of Withdrawal, Restricted Stock Unit Agreement or options tendered to the extent that we determine they were not properly delivered or to the extent that we determine it is unlawful to accept the tendered options. We may waive any defect or irregularity in any Letter of Transmittal, Notice of Withdrawal or Restricted Stock Unit Agreement with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.    By returning your completed Letter of Transmittal and the Restricted Stock Unit Agreement in accordance with the procedures described above and in the Letter of Transmittal, you will have accepted the terms and conditions of the Offer. Subject to the conditions set forth in Section 6, our acceptance of Eligible Options that are properly tendered and your Letter of Transmittal and Restricted Stock Unit Agreement properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the Expiration Date.

Effect on Existing Options.    If you tender none of your Eligible Options, all of your existing options and the option agreement(s) evidencing your options will continue in effect on their existing terms and conditions. If you tender your Eligible Options, upon our acceptance of options tendered in this Offer, the option agreement(s) evidencing the grant of those options will be deemed null and void and those options will be cancelled.

Questions about the Offer.    You should direct questions about your eligible stock options applicable to this offer or requests for assistance in identifying eligible stock options to Answerthink, Inc., Human Resources, Attn: Diane Tuccito, at (404) 682-2444. Also see the question and answer section to this Offer for other questions.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

4.     Withdrawal Rights.

You may only withdraw options you have previously tendered by following the procedures described in this Section 4. Tenders of Options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, after the Expiration Date, if we have not yet accepted your tendered Options for exchange, you may withdraw your tendered options at any time until August 6, 2003.

If you tender your Eligible Options, but before the Expiration Date you want to withdraw your tender, you must withdraw all your Eligible Options. Similarly, if you have withdrawn your tender, and before the Expiration Date you want to re-accept the Offer and exchange your Eligible Options, you must properly re-tender all your Eligible Options in accordance with the procedures set forth in Section 3.

In order to withdraw your tender, you must do so using the same delivery method as you used to tender the options. If you previously tendered the options by regular mail or overnight delivery, and you wish to withdraw your election, you MUST deliver the Notice of Withdrawal by regular mail or overnight delivery in accordance with the instructions in Section 3, and it must be received by us prior to 11:59 p.m., Eastern Time, on the Expiration Date. Such delivery is subject to the same assumption of risk as set forth in Section 3 above.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Letters of Transmittal. Our determinations of these matters will be final and binding.

5.     Acceptance of Options for Cancellation; Issuance of Restricted Stock Units.

On the terms and subject to the conditions of this Offer, if we accept all properly tendered Eligible Options in accordance with Section 6, we will accept for exchange and will cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date. No Letter of Transmittal will be accepted unless the Restricted Stock Unit Agreement is returned to us in accordance with the instructions in the Letter of Transmittal. Pursuant to the terms of the Plan, Eligible Options accepted for exchange and canceled shall become available for issuance under the Plan. The effective grant date for the Restricted Stock Units will be the Expiration Date, unless, in accordance with the conditions set forth in Section 6, we reject all options that are tendered.

If you tender all of the Eligible Options that you hold, you will receive the total number of Restricted Stock Units set forth in the Cover Letter. To the extent that we accept the Eligible Options that you tender, the option agreement(s) evidencing the options tendered will be deemed null and void.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give written notice to option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the offer, we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of restricted stock units and the expected grant date of the restricted stock units. Our acceptance of the option that you elect to tender for exchange pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer to Exchange.

6.     Conditions of the Offer.

Promptly following the Expiration Date, subject to satisfaction of conditions set forth below, we will accept all options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that are properly tendered. If we reject all options that are tendered, we will promptly communicate such rejection to all holders of Eligible Options, and you will keep all your existing options and you will not receive any Restricted Stock Units.

We will not be required to accept for exchange any options tendered and may terminate or amend the Offer or may postpone the acceptance for exchange any options tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for exchange:

(a)     there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

(i) challenges the making of the Offer, the acquisition of any or all of the options pursuant to the Offer, the exchange of Restricted Stock Units for such options, or otherwise relates in any manner to the Offer; or

(ii) in our reasonable judgment, would materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries;

(b)     there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i) make the acceptance for exchange of any or all of the options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(ii) delay or restrict the ability of us, or render us unable, to accept for exchange any or all of the options;

(iii) materially impair the contemplated benefits of the Offer to us; or

(iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries;

(c)    there shall have occurred:

(i) any suspension of trading in our common stock or any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

(v) any decrease below $1.00 per share, or any increase above $4.00 per share, in the market price of the shares of our common stock;

(vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations, prospects, trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)    a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the “SEC”) on or before the Expiration Date); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

(e)    any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that would materially and adversely affect us or our subsidiaries.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.    Price Range of Our Common Stock.

Answerthink common stock is listed for trading on the Nasdaq National Market under the trading symbol “ANSR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of Answerthink common stock on Nasdaq. For current price information, you are urged to consult publicly available sources.

	High	Low
2003
Second Quarter (through June 10, 2003)	$2.50	$1.75
First Quarter	$2.97	$1.95

2002
Fourth Quarter	$3.29	$1.43
Third Quarter	$3.91	$1.52
Second Quarter	$7.30	$3.60
First Quarter	$8.34	$4.65

2001
Fourth Quarter	$6.80	$3.15
Third Quarter	$9.81	$3.50
Second Quarter	$9.99	$3.50
First Quarter	$9.06	$3.25

As of June 10, 2003, the closing price of our common stock, as reported by Nasdaq, was $2.46 per share. As of May 31, 2003, there were 45,404,865 shares of our common stock outstanding. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options for exchange.

8.    Source and Amount of Consideration; Terms of Restricted Stock Units.

Consideration.    If you tender Eligible Options, you will receive one Restricted Stock Unit for each Eligible Option that you tender pursuant to this Offer.

As of May 31, 2003, there were issued and outstanding options to purchase 4,070,161 shares of our common stock that were eligible to participate in this Offer. The maximum number of Restricted Stock Units required to be issued in exchange for all Eligible Options that can be tendered by all Eligible Employees pursuant to this Offer is 4,070,161.

Terms of Restricted Stock Units.    If you tender Eligible Options, you will receive Restricted Stock Units issued under the Plan. The Restricted Stock Units will be subject to all the terms and conditions of the Plan and the Restricted Stock Unit Agreement. Our statements concerning the Plan and the Restricted Stock Units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the Restricted Stock Unit Agreement between you and us. The Plan and the form of Restricted Stock Unit Agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the SEC.

The maximum number of shares that may be granted under the Plan is currently 20,000,000 shares (subject to adjustment in the event of certain changes in corporate structure). As of May 31, 2003, 9,418,776 shares were available for awards under the Plan, 4,975,000 of which shares were available for awards other than stock options.

Each Restricted Stock Unit will be subject to forfeiture and other restrictions until the applicable vesting date. The Restricted Stock Units may not be sold, transferred, pledged or assigned and will not entitle you to vote or receive dividends, notice of meetings, or other materials provided to Answerthink stockholders until the Restricted Stock Units vest and you receive shares of our common stock. When the Restricted Stock Units vest, you will receive the related shares of common stock, at which time you will be entitled to voting and other rights associated with ownership of our common stock and may transfer or sell the shares, subject to applicable securities laws.

Vesting.    So long as you remain employed with Answerthink or its subsidiaries, the Restricted Stock Units will vest in three installments over a four-year period with the first fifty percent (50%) vesting on or about July 14, 2005, the second twenty-five percent (25%) vesting on or about July 14, 2006, and the remaining twenty-five percent (25%) vesting on or about July 14, 2007. On or about July 14, 2007, the Restricted Stock Units will be fully vested. The exact vesting date will depend on the date your tendered options we accepted for exchange. EVEN IF YOUR OPTIONS ARE NOW PARTIALLY OR FULLY VESTED, ALL OF THE RESTRICTED STOCK UNITS YOU RECEIVE WILL BE SUBJECT TO VESTING OVER THIS FOUR-YEAR PERIOD. YOU WILL NOT BE GIVEN CREDIT FOR VESTING AS A RESULT OF SERVICE WITH ANSWERTHINK PRIOR TO THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED.

The Restricted Stock Units also may vest early upon the occurrence of certain events described below.

Forfeiture.    If your employment is terminated prior to the vesting date of the Restricted Stock Units, you will forfeit all of the Restricted Stock Units that have not yet vested. If you take action in competition with Answerthink while employed or within six months after termination of your employment, you shall be required to forfeit to Answerthink a number of shares of common stock equal to the number of shares in which you vested during the six-month period preceding your termination of service, or if any or all of such shares have been sold, you must pay to the company an amount equal to the aggregate value that you realized on the sale of such shares.

Early Vesting.    You will be entitled to early vesting of all or a portion of your Restricted Stock Units in the following circumstances:

(i)    Change in Control.    Under the terms of the Plan, if, upon the consummation of a change in control (as defined in the Plan), no provision is made to continue the Plan or assume or replace the outstanding Restricted Stock Units with new Restricted Stock Units of a successor entity, then your Restricted Stock Units shall be deemed to have vested and all restrictions and conditions applicable to such shares of Restricted Stock Units shall be deemed to have lapsed. You should also note that your Restricted Stock Units may not fully vest if you are terminated after the announcement of a transaction which would constitute a change in control but before the completion of that transaction. However, some

Eligible Employees may have terms relating to a change in control in Answerthink under their individual employment agreements or other agreements between them and us that differ from the terms under the Plan relating to a change in control. If the terms relating to a change in control in Answerthink under your individual employment agreement or in any other agreement between you and us differ from the terms relating to a change in control under the Plan, the terms relating to a change in control of Answerthink under your individual employment agreement or in any other agreement between you and us shall apply to your Restricted Stock Units. Please review your existing agreements carefully.

(ii)    Death or Disability.    In the event that the termination of your employment is by reason of death, all unvested Restricted Stock Units held by you shall fully vest on the date of death and the shares of common stock represented thereby shall be deliverable in accordance with the terms of the Plan. In the event that the termination of your employment is by reason of permanent and total disability, your Restricted Stock Units shall continue to vest in accordance with the applicable Restricted Stock Unit Agreement for a period of one year after such termination of employment.

Stock Certificates.    Your Restricted Stock Units will be evidenced by the Restricted Stock Unit Agreement between you and us. As the Restricted Stock Units vest as described above, the shares of common stock relating to the vested portion of the Restricted Stock Units will be distributed to you by electronic deposit into a book entry account for you with our transfer agent (less any shares withheld to satisfy your withholding tax obligations). You only will receive a stock certificate for the shares in your book entry account upon a request from you to the transfer agent following the establishment of such account.

Tax Consequences.    You should refer to Section 13 for a discussion of the material U.S. federal tax consequences of the acquisition and vesting of Restricted Stock Units for U.S. citizens and residents. We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

Registration Of Shares.    All shares to be distributed when the Restricted Stock Units vest have been registered under the Securities Act of 1933 (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Answerthink, upon vesting you will be able to sell your shares related to the Restricted Stock Units free of any transfer restrictions under applicable securities laws.

9.    Information About Answerthink

General.    We are a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, with its world-leading repository of enterprise best practice metrics and business process knowledge, our business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Our capabilities include benchmarking, business transformation, business applications, technology integration, and offshore application maintenance and support.

Answerthink was incorporated in the State of Florida in 1997. Our principal executive offices are located at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131, and our telephone number at that address is (305) 375-8005.

Financial Information.    The following table sets forth selected consolidated financial and operating data for Answerthink. The selected historical statement of operations data for the years ended December 28, 2001 and January 3, 2003 and the selected historical balance sheet data as of January 3,

2003 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended January 3, 2003 that have been audited by PricewaterhouseCoopers LLP, our independent public accountants.

The selected historical statement of operations data for the three months ended March 29, 2002 and April 4, 2003 and the selected historical balance sheet data as of April 4, 2003, which are included in our quarterly report on Form 10-Q for the quarter ended April 4, 2003, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

	Year Ended		Three Months Ended
	January 3, 2003	December 28, 2001	April 4, 2003	March 29, 2002
			(unaudited)
Income Statement Data:
Revenues:
Revenues before reimbursements	$156,357	$220,966	$32,856	$43,445
Reimbursements	20,490	29,377	3,929	6,243

Total revenues	176,847	250,343	36,785	49,688
Costs and expenses:
Project personnel and expenses:
Project personnel and expenses before reimbursable expenses	104,981	132,843	21,562	29,226
Reimbursable expenses	20,490	29,377	3,929	6,243

Total project personnel and expenses	125,471	162,220	25,491	35,469
Selling, general and administrative expenses	53,416	77,087	12,540	14,411
Impairment of goodwill	20,000	—	—	—
Restructuring costs	10,886	5,619	—	—
Stock compensation expense	—	4,855	—	—

Total costs and operating expenses	209,773	249,781	38,031	49,880

Income (loss) from operations	(32,926)	562	(1,246)	(192)
Other income (expense):
Interest income	766	1,008	224	156
Interest expense	(196)	(165)	—	(46)

Income (loss) before income taxes, loss from discontinued operations and cumulative effect of change in accounting principle	(32,356)	1,405	(1,022)	(82)
Income taxes	(3,508)	1,807	—	(616)

Income (loss) from continuing operations	(28,848)	(402)	(1,022)	534
Loss from discontinued operations, net of income taxes	(8,911)	(8,117)	—	(1,457)

Loss before cumulative effect of change in accounting principle	(37,759)	(8,519)	(1,022)	(923)
Cumulative effect of change in accounting principle	(31,200)	—	—	(31,200)

Net loss	$(68,959)	$(8,519)	$(1,022)	$(32,123)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.62)	$(0.01)	$(0.02)	$0.01
Loss from discontinued operations, net of income taxes	$(0.19)	$(0.18)	$—	$(0.03)
Cumulative effect of change in accounting principle	$(0.68)	$—	$—	$(0.68)
Net loss per common share	$(1.49)	$(0.19)	$(0.02)	$(0.70)
Weighted average common shares outstanding	46,348	43,999	46,296	45,868

	Year Ended		Three Months Ended
	January 3, 2003	December 28, 2001	April 4, 2003	March 29, 2002
			(unaudited)
Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.62)	$(0.01)	$(0.02)	$0.01
Loss from discontinued operations, net of income taxes	$(0.19)	$(0.18)	$—	$(0.03)
Cumulative effect of change in accounting principle	$(0.68)	$—	$—	$(0.66)
Net loss per common share	$(1.49)	$(0.19)	$(0.02)	$(0.68)
Weighted average common and common equivalent shares outstanding	46,348	43,999	46,296	47,211

	Year Ended		Three Months Ended
	January 3, 2003	December 28, 2001	April 4, 2003	March 29, 2002
Other Financial Data:
Capital expenditures	$4,044	$9,514	$273	$1,026
Cash flows provided by (used in) operating activities	$7,030	$15,515	$(3,437)	$19
Cash flows used in investing activities	$7,804	$11,656	$278	$1,262
Cash flows provided by (used in) financing activities	$4,305	$4,367	$(1,664)	$4,082

Balance Sheet Data (at period end):
Cash and cash equivalents	$63,419	$59,888	$58,040	$62,727
Working capital	$74,537	$81,313	$71,063	$85,111
Total assets	$45,361	$211,919	$136,028	$177,895
Stockholders’ equity	$113,047	$177,701	$110,394	$149,659

See Section 16 for instructions on how you can obtain copies of our filings with the SEC, including our filings that contain our financial statements.

10.    Interests of Directors and Officers; Transactions and Arrangements About the Options.

Information about the non-employee members of our Board, who are not eligible to participate in the Offer, and the employee members of our Board and our executive officers, who are eligible to participate in this Offer, is attached to this Offer to Exchange as Schedule A. For information with respect to the beneficial ownership by our directors and executive officers of our common stock, please refer to our 2003 Annual Proxy Statement, incorporated herein by reference.

As of May 31, 2003, our executive officers and directors as a group beneficially held options outstanding under our option plans to purchase a total of 1,927,988 shares of our common stock.

Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers of any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our common stock or stock options during the 60 days prior to the date hereof, other as set forth on Schedule A.

Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the Plan and the Answerthink, Inc. Employee Stock Purchase Plan, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.     Status of Options Accepted for Cancellation by Us in the Offer; Accounting Consequences of the Offer.

Options we acquire pursuant to the offer will be canceled, and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

Upon communication of this Offer, all Eligible Options will be treated for financial reporting purposes as variable awards. The Eligible Options that we accept for tender in connection with the Offer will be cancelled, and Restricted Stock Units will be issued. Variable accounting will cease on the cancelled options; however, the fair market value of the shares of our common stock related to the Restricted Stock Units will be recorded as a non-cash compensation expense over the vesting period. The Eligible Options that are not tendered in this Offer will continue to be treated as variable awards for financial reporting purposes until those options are exercised, forfeited, or expire.

12.     Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Restricted Stock Units is subject to the conditions described in Section 6.

13.     Material U.S. Tax Consequences.

The following is a general summary of the material federal tax consequences of the Offer to U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of option holders. This summary does not address tax that may be due upon the subsequent sale of shares you receive when the Restricted Stock Units vest or in connection with dividends paid with respect to such shares, if any.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR INDIVIDUAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

General.     There are no immediate tax consequences when you tender your options in the Offer. When your Restricted Stock Units vest (and the related shares of common stock are distributed to you), you will recognize ordinary income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the average of the high and low prices of our common stock on the Nasdaq National Market on the date the shares are distributed to you or, if no sales are reported on that date, in accordance with applicable tax law.

The ordinary income resulting from the vesting of the Restricted Stock Units (and the related distribution of shares) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which distribution occurs.

Withholding Taxes.     At the time you recognize ordinary income on the vesting of the Restricted Stock Units (and the distribution of the corresponding shares), you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation. The withholding of shares will be in accordance with the Plan and the Restricted Stock Unit Agreement, which will provide that Answerthink may deduct or cause to be deducted from, or collect or cause to be collected, any taxes required by law to be withheld or paid with respect to your Restricted Stock Units. By participating in the Offer and returning to us the completed Letter of Transmittal and Restricted Stock Units Agreement, you agree to the above actions to pay withholding taxes.

The income tax withholding may be insufficient to cover your final income tax liability with respect to the share distribution. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year of the share distribution.

14.     Extension of Offer; Termination; Amendment.

At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any options tendered for exchange by publicly announcing the extension and giving written notice of the extension to the option holders. If we extend the Offer beyond July 14, 2003, we will publicly announce the extension no later than 9:00 a.m., Eastern Time, on July 14, 2003.

We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written notice thereof to the option holders and making an announcement thereof. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return any options tendered promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the per share exchange value for any class of options (i.e., the consideration offered in the Offer to option holders) or increasing the number of options eligible to be exchanged or surrendered in the Offer.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and

13e-4(e)(3) under the Securities Act and will notify you by electronic mail or other written communication. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances.

15.     Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of options pursuant to this Offer.

16.     Additional Information.

The SEC allows us to incorporate by reference information into this document, which means we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the following documents we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended January 3, 2003, filed on March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended April 4, 2003, filed on May 16, 2003;

•	Our Definitive Proxy Statement on Schedule 14A for our 2003 Annual Meeting of Shareholders filed on April 7, 2003; and

•	Our Registration Statements on Form S-8, registering the shares to be issued under the Plan, filed with the SEC on December 30, 1998, November 9, 1999, June 16, 2000 and July 3, 2001.

•	The description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on May 21, 1998, including any amendments or reports we file for the purpose of updating that description;

The SEC file number for all of these filings other than our registration statements on Form 8-A and Form S-8 is 333-48123. The SEC file numbers for our registration statements on Form 8-A and Form S-8 are 0-24343, 333-69951, 333-90635, 333-39460 and 333-64542, respectively.

A copy of our Annual Report is available on our Internet web site at www.answerthink.com/ir. SEC filings are available at the website maintained by the SEC at www.sec.gov, which can be accessed through a link on our web site. If you wish to obtain a copy of any of our SEC filings, you may obtain them by contacting Josie Estevez-Lugo at (305) 375-8005.

In addition, you may read and copy any reports, statements or other information that Answerthink files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our common stock is quoted on Nasdaq under the symbol “ANSR,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your options.

The information contained in this Offer to Exchange about Answerthink should be read together with the information contained in the documents to which we have referred you.

17.    Forward Looking Statements; Miscellaneous.

This Offer to Exchange and the information incorporated by reference herein include forward-looking statements. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and forecasted demographic and economic trends relating to our industry are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. We cannot promise you that our expectations in such forward-looking statements will turn out to be correct. Factors that impact such forward-looking statements include, among others, our ability to attract additional business, the timing of projects and the potential for contract cancellation by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in general economic conditions and interest rates, the risk that the Internal Revenue Service or the courts may not accept the amount or nature of one or more items of deduction, loss, income or gain as reported by Answerthink for tax purposes and the possible outcome of pending litigation and our actions in connection with such litigation. An additional description of our risk factors is set forth in our Annual Report on Form 10-K for the year ended January 3, 2003. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

By its terms, the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 is not available in the context of a tender offer.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

Answerthink, Inc.	June 11, 2003

SCHEDULE A

INFORMATION ABOUT ANSWERTHINK’S DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors and executive officers of Answerthink, together with the total number of outstanding stock options (vested and unvested) to purchase Answerthink common stock held by each such director and executive officer as of May 31, 2003. Directors are not eligible to participate in the Offer.

Name	Positions and Offices Held	Total Outstanding Options
Ted A. Fernandez	Chairman and Chief Executive Officer	800,001

Allan R. Frank	President and Director	416,668

David N. Dungan	Chief Operating Officer and Director	416,668

John F. Brennan	Executive Vice President and Chief Financial Officer	165,001

Richard N. Hamlin	Director	20,000

Edwin A. Huston	Director	33,750

Jeffrey E. Keisling	Director	39,200

Alan T.G. Wix	Director	36,700

Aggregate Number of Options Beneficially Owned by Non-Employee Directors		129,650

Stock option grants were made to the following non-employee directors in the amounts and on such dates as indicated below. These transactions occurred during the 60 day period prior to the date hereof.

Name	Date	Number	Exercise Price
Edwin A. Huston	May 31, 2003	10,000	$2.14

Jeffrey E. Keisling	May 31, 2003	10,000	$2.14

Alan T.G. Wix	May 31, 2003	7,500	$2.14